Exhibit 99.1

FORM OF

INSTRUCTIONS FOR USE OF

STONEMOR PARTNERS L.P.

SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT,

YOUR BANK OR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by StoneMor Partners L.P., a Delaware limited partnership (“StoneMor”), to the holders of record (the “Recordholders”) of its common units representing limited partner interests (the “Common Units”), as described in the prospectus dated September 25, 2019 (the “Prospectus”). Recordholders of Common Units as of 5:00 p.m., New York Time, on September 26, 2019 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase Common Units (the “Underlying Units”). In the Rights Offering, StoneMor is offering up to an aggregate of 33,487,904 Underlying Units.

Each recordholder will receive one Subscription Right to purchase 1.24 common units for each common unit owned of record as of 5:00 p.m., New York Time, on the Record Date. The Subscription Rights will expire, if not exercised prior to 5:00 p.m., New York Time, on October 25, 2019, unless extended (the “Expiration Time”). Each Subscription Right entitles the holder to purchase 1.24 Common Units for each Common Unit held at 5:00 p.m., New York Time, on the Record Date, at a subscription price of $1.20 per unit (the “Subscription Price”).

Any excess subscription payments received by American Stock Transfer & Trust Company, LLC, the subscription agent (the “Subscription Agent”) will be returned, without interest or penalty, within 10 business days following the closing of the Rights Offering.

StoneMor will not be required to issue its Common Units to you if the Subscription Agent does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents. StoneMor may extend the Expiration Time by giving oral or written notice to the Subscription Agent on or before the Expiration Time. If StoneMor elects to extend the Expiration Time, it will issue a press release announcing such extension no later than 9:00 a.m., New York Time, on the next business day after the most recently announced Expiration Time. The Subscription Rights will be evidenced by non-transferable rights certificates (the “Rights Certificates”).

The number of Subscription Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent.

YOUR RIGHTS CERTIFICATES, AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE SUBSCRIPTION RIGHT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY AMERICAN STOCK

TRANSFER & TRUST COMPANY, LLC ON OR BEFORE THE EXPIRATION TIME. ONCE A HOLDER OF SUBSCRIPTION RIGHTS HAS EXERCISED THE SUBSCRIPTION RIGHT, SUCH EXERCISE MAY NOT BE REVOKED. SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE.

1.	Method of Subscription—Exercise of Subscription Rights.

To exercise Subscription Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Subscription Rights, together with payment in full of the Subscription Price for each Underlying Unit subscribed for pursuant to the Subscription Right. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Underlying Units being subscribed for (a) by check or bank draft drawn upon a U.S. bank payable to American Stock Transfer & Trust Company, LLC, as Subscription Agent, or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account # 530-354616 American Stock Transfer FBO StoneMor Partners L.P. (the “Subscription Account”). Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer. Payments will be deemed to have been received upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or (iii) receipt of wire transfer of funds in the Subscription Account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Subscription Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check, money order or wire transfer of funds.

DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO STONEMOR.

The Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

CONTACTING THE SUBSCRIPTION AGENT AND INFORMATION AGENT. The address and telephone numbers of the Subscription Agent and Information Agent are as follows:

Subscription Agent

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, NY 11219

  Phone: (718) 921-8317

              (877) 248-6417 (toll-free)

  Fax:     (718) 234-5001

Information Agent

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

            Phone: 1-800-967-4607

            Email: StoneMor@dfking.com

Delivery to an address other than the address listed above does not constitute valid delivery.

By making arrangements with your broker, dealer, bank or other nominee for the delivery of funds on your behalf you may also request such broker, dealer, bank or other nominee to exercise the Rights Certificate on your behalf.

If you do not indicate the number of Subscription Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Subscription Rights with respect to the maximum number of whole Subscription Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Subscription Right in full, the excess subscription payment received by the Subscription Agent will be returned to you, without interest or penalty, within 10 business days following the closing of the Rights Offering.

Brokers, dealers, banks and other nominees who exercise Subscription Rights on behalf of beneficial owners are required to certify to StoneMor and the Subscription Agent, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Subscription Rights, whether the Subscription Rights of each beneficial owner on whose behalf the nominee holder is acting has been exercised in full, and the number of our Common Units being subscribed pursuant to the over-subscription privilege of each beneficial owner on whose behalf the nominee holder is acting.

2.	Issuance of Common Units.

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a) Subscription Right. As soon as practicable after the Expiration Time and the valid exercise of Subscription Rights, the Subscription Agent will issue book entry (DRS) confirmations to each Recordholder confirming the number of Common Units acquired.

(b) Excess Cash Payments. Within 10 business days following the closing of the Rights Offering and after all adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price by the Subscription Agent will be mailed to each Recordholder, without interest or penalty.

3.	No Sale or Transfer of Rights.

The Subscription Rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your Subscription Rights to anyone.

4.	Execution.

(a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Signature Guarantees. If you specify special payment or delivery instructions, your signature must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

5.	Method of Delivery.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Recordholder. However, if you elect to exercise your Subscription Rights, StoneMor urges you to consider using a certified check or wire transfer of funds to ensure that the Subscription Agent receives your funds prior to the Expiration Time. If you send an uncertificated check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a certified check, bank draft drawn upon a U.S. bank or wire transfer funds directly to the Subscription Agent’s account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instruments and wire transfer. Any personal check used to pay for Common Units must clear the appropriate financial institutions prior to the Expiration Time. The clearinghouse may require five or more business days to clear an uncertified check. Accordingly, Recordholders that wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date.

6.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Subscription Rights that are held of record through The Depository Trust Company (DTC), exercises of the Subscription Right may be effected by instructing DTC to transfer Subscription Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Subscription Rights exercised pursuant to the Subscription Right by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Common Units subscribed for pursuant to the Subscription Right.

Questions should be addressed to D.F. King & Co., the Information Agent:

Information Agent

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

            Phone: 1-800-967-4607

            Email: StoneMor@dfking.com

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